Exhibit 10.11

BMC SOFTWARE, INC

LONG-TERM INCENTIVE PERFORMANCE AWARD PROGRAM

[As Amended and Restated Effective as of April 1, 2009]

I. RESTATEMENT AND PURPOSE OF PROGRAM

1.1 Restatement of Program. The Compensation Committee of the Board of Directors of BMC Software, Inc., a Delaware corporation (the “Company”), has previously adopted the BMC Software, Inc. Long-Term Incentive Performance Award Program (the “Program”) to implement in part the Performance Award provisions of the BMC Software, Inc. 2002 Employee Incentive Plan (as amended from time to time, the “2002 Employee Incentive Plan”). Subsequently, the Company adopted the BMC Software, Inc. 2007 Incentive Plan (the “Plan”). The Compensation Committee of the Company’s Board of Directors now desires to amend and restate the Program to update the terms of the Program so that the Program implements in part the Performance Award provisions of the Plan in place of the 2002 Employee Incentive Plan, effective as of April 1, 2009.

1.2 Purpose of Program. The Program is intended to provide a method for attracting, motivating, and retaining key employees to assist in the development and growth of the Company and its Affiliates. The Program and Awards hereunder shall be subject to the terms of the Plan, including the limitations on the maximum value of Awards contained therein.

II. DEFINITIONS AND CONSTRUCTION

2.1 Definitions. Capitalized terms contained in the Program, unless otherwise defined herein, shall have the meaning ascribed to them in the Plan. Where the following words and phrases are used in the Program, they shall have the respective meanings set forth below, unless the context clearly indicates to the contrary:

(a) “Award” means, with respect to each Participant for a Performance Period, such Participant’s opportunity to earn a Payment Amount for such Performance Period upon the satisfaction of the terms and conditions of the Program. Awards hereunder constitute Performance Awards (as such term is defined in the Plan) under the Plan.

(b) “Award Notice” means a written notice issued by the Company to a Participant evidencing such Participant’s receipt of an Award with respect to a Performance Period.

(c) “Base Bonus Amount” means, with respect to each Participant for a Performance Period, a target bonus amount assigned to such Participant by the Committee for such Performance Period.

(d) “Change in Control” means the occurrence of one or more of the following events:

(1) the acquisition, directly or indirectly, by any person or related group of persons (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing at least fifty percent (50%) of the total combined voting power of the Company’s outstanding securities;

(2) a change in the composition of the Board such that a majority of the Board members ceases by reason of one or more contested elections for Board membership to be comprised of individuals who either (i) are Board members as of the Effective Date (the “Incumbent Directors”) or (ii) after the Effective Date, are elected or nominated for election as Board members by at least a majority of the Incumbent Directors who are still in office at the time such election or nomination is approved by the Board (such individuals will also be considered “Incumbent Directors” upon election to the Board), but excluding for purposes of clauses (i) and (ii) any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest (within the meaning of Rule 14a-11 of the Exchange Act) with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors;

(3) a merger, consolidation, or similar corporate transaction in which the Company’s shareholders immediately prior to the transaction do not own more than sixty percent (60%) of the voting stock of the surviving corporation in the transaction;

(4) shareholder approval of the Company’s liquidation, dissolution, or sale of substantially all of its assets; or

(5) if the Participant’s primary employment duties are with a subsidiary, division, or business unit of the Company, the sale, merger, contribution, transfer or any other transaction in conjunction with which the Company’s ownership interest in the subsidiary, division, or business unit decreases below a majority interest.

(e) “Effective Date” means April 1, 2009, as to this amendment and restatement of the Program. The original effective date of the Program was April 1, 2003.

(f) “Eligible Employee” means any individual who is an employee of the Company or an Affiliate.

(g) “Industry Group” means, with respect to each Performance Period, the companies determined in accordance with the provisions of Article V of this Program for such Performance Period.

(h) “Market Value per Share” means, with respect to each company in the Industry Group and as of any specified date, the closing sales price of such company’s common stock on that date (or, if there are no sales on that date, the last preceding date on which there was a sale) in the principal securities market in which such common stock is then traded.

(i) “Participant” means an Eligible Employee who has received an Award under the Program with respect to a Performance Period pursuant to Section 4.1.

(j) “Participation Fraction” means, with respect to each Participant for a Performance Period:

(i) subject to clause (iii) below, if the Participant has been continuously employed by the Company from the effective date of his participation in the Program with respect to such Performance Period through the last day of such Performance Period, a fraction, the numerator of which is the number of days in the period beginning on the effective date of the Participant’s participation in the Program with respect to such Performance Period and ending on the last day of such Performance Period (but excluding any days in such period during which the Participant is on a voluntary personal leave of absence), and the denominator of which is the number of days in such Performance Period;

(ii) subject to clause (iii) below, if the Participant’s employment with the Company terminates during such Performance Period by reason of death or Disability, a fraction, the numerator of which is the number of days in the period beginning on the effective date of the Participant’s participation in the Program with respect to such Performance Period and ending on the date of such Participant’s termination of employment (but excluding any days in such period during which the Participant is on a voluntary personal leave of absence), and the denominator of which is the number of days in such Performance Period; and

(iii) if a Change in Control occurs during such Performance Period and if the Participant has been continuously employed by the Company from the effective date of his participation in the Program with respect to such Performance Period through the day immediately preceding the date upon which a Change in Control occurs (or, if earlier, the date his employment with the Company terminates by reason of death or Disability), a fraction, the numerator of which is the number of days in the period beginning on the effective date of the Participant’s participation in the Program with respect to such Performance Period and ending on the day immediately preceding the date upon which a Change in Control occurs (or, if earlier, the date his employment with the Company terminates by reason of death or Disability) (but excluding any days in such period during which the Participant is on a voluntary personal leave of absence), and the denominator of which is 1095 (provided, however, that the denominator shall be 549 with respect to the 18-month Performance Period commencing on the Effective Date).

(k) “Payment Amount” means, with respect to each Participant for a Performance Period, an amount equal to (A) such Participant’s Base Bonus Amount for such Performance Period multiplied by (B) the Payout Percentage for such Performance Period multiplied by (C) such Participant’s Participation Fraction for such Performance Period.

(l) “Payout Percentage” means, with respect to a Performance Period, a percentage determined in accordance with the following schedule based on the percentile ranking of the Company for such Performance Period when comparing the Total Shareholder Return for such Performance Period for all companies comprising the Industry Group as of the last day of such Performance Period:

Company’s Percentile Ranking for the Performance Period	Payout Percentage for the Performance Period

80th Percentile or Above	150%

70th Percentile	125%

65th Percentile	100%

50th Percentile	75%

35th Percentile	40%

30th Percentile or Below	0%

Notwithstanding the above schedule, if the percentile ranking actually achieved for the Performance Period exceeds a particular threshold set forth in the left column of the above schedule for the Performance Period but is less than the next highest threshold, then the Payout Percentage for the Performance Period shall be an interpolated percentage that is between the relevant percentages set forth in the above schedule. To illustrate, if the Company ranks in the 75th percentile for a Performance Period, then the Payout Percentage would equal 137.5% for such Performance Period.

(m) “Performance Period” means

(i) with respect to a Participant who receives an initial Award under the Program pursuant to Section 4.1 there shall be two Performance Periods, with the Base Bonus Amount under the Award divided equally between the two Performance Periods. The first of such Performance Periods shall be the 18- month period commencing on the date specified by the Committee in the Award to the Participant, and the second of such Performance Periods shall be the three-year period commencing on the date specified by the Committee in the Award to the Participant; or

(ii) with respect to a Participant who has previously received an Award under the Program pursuant to Section 4.1, the three-year period commencing on the date specified in the Award to the Participant.

(iii) Notwithstanding the foregoing, (A) no new Performance Period shall commence on or after the date upon which a Change in Control occurs, unless otherwise determined by the Committee, and (B) each Performance Period that began prior to the date of a Change in Control and which has not ended as of such date shall be deemed to have ended as of such date as provided in Section 6.3.

(m) “Program” means this BMC Software, Inc. Long-Term Incentive Performance Award Program, as amended from time to time.

(o) “Total Shareholder Return” means, with respect to each company in the Industry Group and each Performance Period, the rate of return over the Performance Period for such company from changes in the price of such company’s common stock and any dividends and other distributions paid by such company with respect to its common stock during the Performance Period, calculated by (i) assuming one share of such company’s common stock is purchased on the first day of the Performance Period at the Market Value per Share of such stock on such date, (ii) adding the aggregate number of shares, if any, of such company’s common stock that would be accumulated over the Performance Period due to stock dividends or stock splits to such initial share of stock, (iii) multiplying the number of shares calculated in clause (ii) by the Market Value per Share of such stock on the last day of the Performance Period and adding to such value the aggregate amount of all, if any, cash dividends paid on a single share of stock during the Performance Period (with the Committee adjusting as appropriate to reflect any changes in capital stock of such company (e.g. stock splits, subdivision or consolidation of shares) that occurs during the Performance Period), and (iv) determining the rate of return over the Performance Period between the Market Value per Share set forth in clause (i) and the value resulting from the computation in clause (iii).

Example 1: Assume that Company X closes at $1 per share on the first day of the Performance Period. During the Performance Period, Company X declares two cash dividends of $.10 per share and $.05 per share. On the last day of the Performance Period, Company X closes at $2 per share. To determine the rate of return during the Performance Period, compare $2.15 ($2 + $.10 + $.05) to $1 which results in a rate of return of 115%.

Example 2: Assume Company Y closes at $1 per share on the first day of the Performance Period. During the Performance Period, Company Y declares a two-for-one stock split and affects the stock split by issuing one new share for each outstanding share. Later during the Performance Period, Company Y declares a $.15 per share cash dividend. On the last day of the Performance Period, Company Y closes at $1 per share. To determine the rate of return during the Performance Period, first determine the ending Market Value per Share by multiplying 2 shares by $1 and then adding the amount of the dividend per share ($.15) to get a resulting value of $2.30. Then, compare $2.30 to $1 which results in a rate of return of 130%.

2.2 Number, Gender, Headings, and Periods of Time. Wherever appropriate herein, words used in the singular shall be considered to include the plural, and words used in the plural shall be considered to include the singular. The masculine gender, where appearing in the Program, shall be deemed to include the feminine gender. The headings of Articles, Sections, and Paragraphs herein are included solely for convenience. If there is any conflict between such headings and the text of the Program, the text shall control. All references to Articles, Sections, and Paragraphs are to this Program unless otherwise indicated. Any reference in the Program to a period or number of days, weeks, months, or years shall mean, respectively, calendar days, calendar weeks, calendar months, or calendar years unless expressly provided otherwise.

III. ADMINISTRATION

3.1 Administration by the Committee. The Program shall be administered by the Committee.

3.2 Powers of the Committee. The Committee shall supervise the administration and enforcement of the Program according to the terms and provisions hereof and shall have the sole discretionary authority and all of the powers necessary to accomplish these purposes. The Committee shall have all of the powers specified for it under the Program, including, without limitation, the power, right, or authority: (a) to designate an Eligible Employee as a Participant with respect to a Performance Period in accordance with Section 4.1, (b) from time to time to establish rules and procedures for the administration of the Program, which are not inconsistent with the provisions of the Program or the Plan, and any such rules and procedures shall be effective as if included in the Program, (c) to construe in its discretion all terms, provisions, conditions, and limitations of the Program and any Award, (d) to correct any defect or to supply any omission or to reconcile any inconsistency that may appear in the Program in such manner and to such extent as the Committee shall deem appropriate, and (e) to make all other determinations necessary or advisable for the administration of the Program. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Program or in any Award or Award Notice in the manner and to the extent it shall deem expedient to carry it into effect.

3.3 Committee Decisions Conclusive; Standard of Care. The Committee shall, in its sole discretion exercised in good faith (which, for purposes of this Section 3.3, shall mean the application of reasonable business judgment), make all decisions and determinations and take all actions necessary in connection with the administration of the Program. All such decisions, determinations, and actions by the Committee shall be final, binding, and conclusive upon all persons. The Committee shall not be liable for any action or determination taken or made in good faith or upon reliance in good faith on the records of the Company or information presented to the Committee by the Company’s officers, employees, or other persons (including the Company’s outside auditors) as to matters the Committee reasonably believes are within such other person’s professional or expert competence. If a Participant disagrees with any decision, determination, or action made or taken by the Committee, then the dispute will be limited to whether the Committee has satisfied its duty to make such decision or determination or take such action in good faith. No liability whatsoever shall attach to or be incurred by any past, present or future stockholders, officers or directors, as such, of the Company or any of its Affiliates, under or by reason of the Program or the administration thereof, and each Participant, in consideration of receiving benefits and participating hereunder, expressly waives and releases any and all claims relating to any such liability.

IV. PARTICIPATION AND AWARD NOTICES

4.1 Participation. The Committee shall, from time to time, in its sole discretion designate the Eligible Employees who shall become Participants in the Program with respect to a Performance Period and shall designate the Performance Period applicable to such Participants; provided, however, that any such designation with respect to a Performance Period must be made on or before the 90th day of such Performance Period. The Committee shall specify the effective date of participation in the Program for each individual who becomes a Participant pursuant to the preceding sentence. In addition, the Committee shall designate the Base Bonus Amount that shall apply to each Participant with respect to his participation in the Program.

4.2 Award Notices. The Company shall provide an Award Notice to each Eligible Employee who becomes a Participant under the Program as soon as administratively feasible after such Eligible Employee becomes a Participant. An Award Notice may specify one or more Performance Periods with respect to which the Participant may participate in the Program and the date each such Performance Period commences. Further, an Award Notice may provide that the Participant shall continue to participate in the Program for successive Performance Periods until notified otherwise by the Committee or, if earlier, the date upon which he terminates employment with the Company. An Award Notice shall specify the Participant’s Base Bonus Amount, which may be changed on a prospective basis by the Committee upon written notice to the Participant at any time prior to the commencement of a Performance Period.

V. INDUSTRY GROUP

5.1 Initial Designation. The Industry Group for a Performance Period shall consist of the Company and such other companies as may be designated by the Committee on or before the date that is 90 days after the first day of a Performance Period and shall be subject to adjustment as provided in Section 5.2.

5.2 Adjustment to the Industry Group During a Performance Period. Except as otherwise provided in this Section 5.2, no company shall be added to, or removed from, the Industry Group for a Performance Period during such period; provided, however, that a company (other than the Company) shall be removed from the Industry Group for a Performance Period if (a) during such period, (i) the common stock of such company ceases to be publicly traded on an established securities market, (ii) such company ceases to maintain publicly available statements of operations prepared in accordance with United States generally accepted accounting principles, consistently applied, (iii) such company is not the surviving entity in any merger, consolidation, or other reorganization (or survives only as a subsidiary of an entity other than a previously wholly owned subsidiary of such company), (iv) such company sells, leases, or exchanges all or substantially all of its assets to any other person or entity (other than a previously wholly owned subsidiary of such company), or (v) such company is dissolved and liquidated, or (b) more than 33% of such company’s revenues (determined on a consolidated basis based on the regularly prepared and publicly available statements of operations of such company prepared in accordance with United States generally accepted accounting principles, consistently applied) for any fiscal year of such company that ends during such Performance Period are attributable to the operation of businesses other than such company’s computer software business.

VI. AWARD PAYMENTS

6.1 Determinations and Certification by the Committee. As soon as administratively feasible after the end of each Performance Period, the Committee shall determine (a) with respect to each company comprising the Industry Group as of the last day of such Performance Period, the Total Shareholder Return for such company for such Performance Period, (b) the percentile ranking of the Company for such Performance Period when comparing the Total Shareholder Return for such Performance Period for all companies comprising the Industry Group as of the last day of such Performance Period, (c) the Payout Percentage for such Performance Period, and (d) the Payment Amount, if any, with respect to such Performance Period for each Participant. The Committee’s determinations pursuant to the preceding provisions of this Section 6.1 for each Performance Period and any other material terms relating to the payment of an Award shall be certified by the Committee in writing and delivered to the Secretary of the Company no later than six weeks after the last day of such Performance Period. For purposes of the preceding sentence, approved minutes of the Committee meeting in which the certification is made shall be treated as a written certification.

6.2 Eligibility for Payment of Awards. Upon the Committee’s written certification in accordance with Section 6.1 that a Payment Amount for a Performance Period is due under the Program, each Participant who has received an Award with respect to such Performance Period and who has remained continuously employed by the Company or an Affiliate (or was on a voluntary personal leave of absence approved by the Company) from the effective date of such Participant’s participation in the Program with respect to such Performance Period until the last day of such Performance Period shall be entitled to the Payment Amount applicable to such Participant’s Award for such Performance Period. Further, if a Participant received an Award with respect to such Performance Period and his employment with the Company terminated during such Performance Period by reason of death or Disability, then such Participant shall be entitled to the Payment Amount applicable to such Participant’s Award for such Performance Period. Except as provided in the preceding sentence or in Section 6.3, if a Participant’s employment with the Company terminates for any reason whatsoever prior to the last day of a Performance Period, then such Participant shall not be entitled to receive any payment under the Program with respect to his or her Award for such Performance Period. Without limiting the scope of the preceding sentence, if a Participant’s employment with the Company terminates during a Performance Period by reason of death or Disability, then such Participant shall not be entitled to any payment under the Program with respect to any Performance Period that begins after the date of such termination. Payment of the amount to which a Participant becomes entitled pursuant to this Section 6.2 shall be made by the Company as soon as administratively feasible after the Committee’s written certification that a Payment Amount is due under the Program.

6.3 Change in Control. Upon the occurrence of a Change in Control, (a) each Performance Period that began prior to the date of such Change in Control and which has not ended as of such date shall be deemed to have ended on the date of such Change in Control, (b) the provisions of Sections 6.1 and 6.2 shall cease to apply with respect to each such Performance Period, and (c) the Company shall be required to pay a Payment Amount (as determined below) for each such Performance Period to each Participant who is employed by the Company on the day immediately prior to the Change in Control (or who is on a voluntary personal leave of absence at such time that has been approved by the Company or who has terminated employment with the Company during such Performance Period and prior to such Change in Control by reason of death or Disability). For purposes of this Section 6.3, the Payment Amount with respect to each such Performance Period for each Participant who is entitled to a payment pursuant to this Section 6.3 shall be calculated in the same manner as provided in Section 6.1 except that (i) each such Performance Period shall be deemed to have ended on the date of such Change in Control and (ii) the Participation Fraction for each eligible Participant for each such Performance Period shall be determined in accordance with Section 2.1(j)(iii). The Payment Amount determined under this Section 6.3 for each such Performance Period shall be paid to each eligible Participant as soon as administratively feasible after the date upon which the Change in Control occurs.

6.4 Timing and Form of Payment of Awards. All payments to be made under the Program to a Participant with respect to an Award for a Performance Period shall be paid in a single lump sum cash payment, within sixty (60) days after the Committee certifies in writing its determinations pursuant to Section 6.1. Notwithstanding the foregoing, payment of the Award shall be made to the Participant no later than 2  1/2 months following the later of the end of the Company’s fiscal year in which the Performance Period ends or the end of the calendar year in which the Performance Period ends.

6.5 Maximum Payment Amount. In no event shall the Payment Amount that is paid to or on behalf of any one individual under this Program, together with the amount paid to such individual under the Company’s Short-Term Incentive Performance Award Program, exceed $10,000,000 in any calendar year; provided, however, that all Payment Amounts for Awards hereunder shall be subject to the limitations set forth in Section 2.4 of the Plan.

VII. TERMINATION AND AMENDMENT OF PROGRAM

The Committee may amend the Program at any time and from time to time; provided, however, that the Program may not be amended with respect to a Performance Period after one-third of such Performance Period has transpired in a manner that would impair the rights of any Participant with respect to any outstanding Award pertaining to such Performance Period without the consent of such Participant. The Committee may at any time prior to the date upon which one-third of a Performance Period has transpired terminate the Program (in its entirety or as it applies to one or more specified Affiliates) with respect to such Performance Period and subsequent Performance Periods. Notwithstanding the foregoing, the Program may not be amended or terminated in contemplation of or in connection with a Change in Control, nor may any Participant’s participation herein be terminated in contemplation of or in connection with a Change in Control, unless adequate and effective provision for the making of all payments otherwise payable pursuant to Section 6.3 of the Program with respect to such Change in Control shall be made in connection with any such amendment or termination. The Committee shall remain in existence after the termination of the Program for the period determined necessary by the Committee to facilitate the termination of the Program, and all provisions of the Program that are necessary, in the opinion of the Committee, for equitable operation of the Program during such period shall remain in force.

VIII. MISCELLANEOUS PROVISIONS

8.1 No Effect on Employment Relationship. For all purposes of the Program, a Participant shall be considered to be in the employment of the Company as long as he remains employed on a full-time basis by the Company or any Affiliate. Without limiting the scope of the preceding sentence, it is expressly provided that a Participant shall be considered to have terminated employment with the Company at the time of the termination of the “Affiliate” status under the Program of the entity or other organization that employs the Participant. Nothing in the adoption of the Program, the grant of Awards, or the payment of amounts under the Program shall confer on any person the right to continued employment by the Company or any Affiliate or affect in any way the right of the Company (or an Affiliate, if applicable) to terminate such employment at any time. Unless otherwise provided in a written employment agreement, the employment of each Participant shall be on an at-will basis, and the employment relationship may be terminated at any time by either the Participant or the Participant’s employer for any reason whatsoever, with or without cause. Any question as to whether and when there has been a termination of a Participant’s employment for purposes of the Program, and the reason for such termination, shall be determined solely by and in the discretion of the Committee, and its determination shall be final, binding, and conclusive on all parties.

8.2 Prohibition Against Assignment or Encumbrance. No Award or other right, title, interest, or benefit hereunder shall ever be assignable or transferable, or liable for, or charged with any of the torts or obligations of a Participant or any person claiming under a Participant, or be subject to seizure by any creditor of a Participant or any person claiming under a Participant. No Participant or any person claiming under a Participant shall have the power to anticipate or dispose of any Award or other right, title, interest, or benefit hereunder in any manner until the same shall have actually been distributed free and clear of the terms of the Program.

Payments with respect to an Award shall be payable only to the Participant (or (a) in the event of a Disability that renders such Participant incapable of conducting his or her own affairs, any payment due under the Program to such Participant shall be made to his or her duly appointed legal representative and (b) in the event of the death of a Participant, any payment due under the Program to such Participant shall be made to his or her estate). The provisions of the Program shall be binding on all successors and permitted assigns of a Participant, including without limitation the estate of such Participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participant’s creditors.

8.3 Unfunded, Unsecured Program. The Program shall constitute an unfunded, unsecured obligation of the Company to make payments of incentive compensation to certain individuals from its general assets in accordance with the Program. Each Award granted under the Program merely constitutes a mechanism for measuring such incentive compensation and does not constitute a property right or interest in the Company, any Affiliate, or any of their assets. Neither the establishment of the Program, the granting of Awards, nor any other action taken in connection with the Program shall be deemed to create an escrow or trust fund of any kind.

8.4 No Rights of Participant. No Participant shall have any security or other interest in any assets of the Company or any Affiliate or in the securities issued by the Company or any Affiliate as a result of participation in the Program. Participants and all persons claiming under Participants shall rely solely on the unsecured promise of the Company set forth herein, and nothing in the Program, an Award or an Award Notice shall be construed to give a Participant or anyone claiming under a Participant any right, title, interest, or claim in or to any specific asset, fund, entity, reserve, account, or property of any kind whatsoever owned by the Company or any Affiliate or in which the Company or any Affiliate may have an interest now or in the future; but each Participant shall have the right to enforce any claim hereunder in the same manner as a general creditor. Neither the establishment of the Program nor participation hereunder shall create any right in any Participant to make any decision, or provide input with respect to any decision, relating to the business of the Company or any Affiliate.

8.5 Tax Withholding. The Company and the Affiliates shall deduct and withhold, or cause to be withheld, from a Participant’s payment made under the Program, or from any other payment to such Participant, an amount necessary to satisfy any and all tax withholding obligations arising under applicable local, state, federal, or foreign laws associated with such payment. The Company and the Affiliates may take any other action as may in their opinion be necessary to satisfy all obligations for the payment and withholding of such taxes.

8.6 No Effect on Other Compensation Arrangements. Nothing contained in the Program or any Participant’s Award or Award Notice shall prevent the Company or any Affiliate from adopting or continuing in effect other or additional compensation arrangements affecting any Participant. Nothing in the Program shall be construed to affect the provisions of any other compensation plan or program maintained by the Company or any Affiliate.

8.7 Affiliates. The Company may require any Affiliate employing a Participant to assume and guarantee the Company’s obligations hereunder to such Participant, either at all times or solely in the event that such Affiliate ceases to be an Affiliate.

8.8 Governing Law. The Program shall be construed in accordance with the laws of the State of Texas.

IN WITNESS WHEREOF, the undersigned officer of the Company acting pursuant to authority granted to her by the Committee has executed this instrument as of the 1st day of September, 2009, effective as of the Effective Date.

BMC SOFTWARE, INC.

By: /s/ DONNA HARRIGAN

Name: Donna Harrigan

Title: Vice President

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